Exhibit 10.1

SOC TELEMED, INC.

1768 Business Center Drive, Suite 100, Reston, Virginia 20190

[Effective Date]

[Name]

Re:	EMPLOYMENT AGREEMENT

Dear [First Name]:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and SOC Telemed, Inc., a Delaware corporation (the “Company”), sets forth the terms and conditions that shall govern the period of Executive’s continued employment with the Company (referred to hereinafter as “Employment”) effective as of the date first set forth above (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Term. Executive’s full-time Employment with the Company shall continue for an initial term with the Company effective as of the Effective Date and continuing for a three (3)-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 6; with such employment to automatically continue following the Initial Term for additional one (1)-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to renew this Agreement at least 60 days prior to the expiration of the Initial Term or any applicable extension period of employment hereunder (the Initial Term, together with any such extension period of employment hereunder, shall hereinafter be referred to as the “Employment Period”).

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of [Position]. Executive will report initially to the Company’s Chief Executive Officer (Executive’s “Supervisor”), and Executive will work out of the Company’s office in Virginia or, as directed by the Company from time to time, remotely. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Chief Executive Officer of the Company, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Chief Executive Officer of the Company; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

(e) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that prior to the Effective Date Executive shall have returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $[Salary], less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective and/or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”). The initial target opportunity for any such Cash Bonus will be up to [Target]% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or Committee, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject to the generally applicable terms and conditions of the plan in question and to the determinations of any Person or committee administering such plan. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Rights Upon Termination. Except as may be provided in the Severance and Change in Control Agreement entered (or to be entered) into between the parties substantially in the form set forth as Attachment A hereto (the “Severance and Change in Control Agreement”), upon the termination of Executive’s Employment, Executive shall only be entitled to (a) any accrued but unpaid Base Salary, (b) all other benefits earned, and expenses to be reimbursed, as described in this Agreement or under any Company-provided plans, policies, and arrangements for the Employment Period, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (c) such other compensation or benefits as may be required by law (collectively, the “Accrued Benefits”).

6. Employment at Will. Executive’s Employment shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s Employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s Employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

7. Section 409A. To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (a) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year. The payments and benefits provided hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(b) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(c) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(d) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

9. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

(d) Notwithstanding anything to the contrary in Section 9(a), if any Payment that would be otherwise reduced pursuant to Section 9(a) would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied, the Company will use its reasonable best efforts to cause such payments to be timely submitted for such approval in accordance with such requirements.

10. Pre-Employment Conditions.

(a) Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement, a copy of which is attached hereto as Attachment B for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on the Effective Date.

(b) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Executive may be terminated.

(c) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

11. Arbitration.

(a) Arbitration. In consideration of Executive’s Employment with the Company, its promise to arbitrate all employment-related disputes (subject to Section 10 of the Confidentiality Agreement), and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration pursuant to Virginia law. The Federal Arbitration Act shall also apply with full force and effect.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Virginia Human Rights Act, the Virginia Values Act, the Virginia Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with Virginia law, and that the arbitrator shall apply substantive and procedural Virginia law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with Virginia law, Virginia law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Virginia.

(d) Remedy. Arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.

(g) Independent Advice. Executive acknowledges that Executive has been advised to obtain independent advice and legal counsel to advise Executive concerning this Agreement, and that Executive has either done so or has knowingly waived that opportunity of Executive’s own free choice. Neither the Company nor any attorneys for the Company have advised Executive concerning this Agreement, and Executive is relying solely upon the advice of Executive’s own independent counsel (if any); nor has the Company or any attorneys for the Company coerced, used undue influence, or otherwise induced Executive to enter into this Agreement.

12. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save the Company and its affiliates harmless from any damages, which the Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company or by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Severance and Change in Control Agreement, and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Executive hereby consents to receive such documents by electronic delivery.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

SOC TELEMED, INC.

By:
(Signature)

Name:

Title:

ACCEPTED AND AGREED:

[FULL NAME]

(Signature)

Date

Attachment A:	Severance and Change in Control Agreement

Attachment B:	Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement

[Signature Page to Employment Agreement]